Exhibit 10.2

[FORM OF] NUVASIVE, INC.

NOTICE OF GRANT OF EXECUTIVE RESTRICTED STOCK UNITS

NuVasive, Inc. (the “Company”) has granted to the participant identified below (the “Participant”) an award (the “Award”) of the number of restricted stock units specified below in this Grant Notice (each, a “Restricted Stock Unit” or an “RSU”) pursuant to the [2014 Equity Incentive Plan of NuVasive, Inc.][Ellipse Technologies, Inc. 2015 Incentive Award Plan] (the “Plan”), each of which represents the right to receive - on the Settlement Date provided in the Restricted Stock Unit Agreement attached hereto (together with this Notice of Grant, the “Agreement”) - one (1) share of Stock as set forth in, and subject to the terms and conditions of, this Agreement.  This Award is subject to all of the terms and conditions set forth in the Agreement and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the [Plan][2014 Equity Incentive Plan of NuVasive, Inc.] or the Agreement, as appropriate [, and, in the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control].

Participant:	[FIRST_NAME, LAST_NAME]
Participant ID:	[EMPLOYEE_IDENTIFIER]
Date of Grant:	[April 30, 2018]
Total Number of RSUs:	[TOTAL_SHARES_GRANTED], subject to adjustment as provided by the Agreement.
Performance Period:

January 1, 2018 – December 31, 2018 (or, in the event of a Change in Control, through the last day of the Company’s last fiscal quarter ending after January 1, 2018, and before the date of a Change in Control).

Performance Measure:

The Company’s earnings per share (“EPS”), as listed in Section [10.4(a)(xvi)][Section 11.28] of the Plan, determined in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to reflect the impact of the change from a basic to diluted share count, and determined excluding (1) litigation liability gain/expense; (2) amortization of intangible assets; (3) non-cash interest expense and gains/losses on convertible notes; (4) intangible asset impairment; (5) leasehold related charges; (6) acquisition related items (including expenses associated with prior mergers-and-acquisitions-related activity and as incurred); (7) integration related charges associated with the integration of acquired businesses; (8) one-time and business transition costs; and (9) the related tax charges and benefits associated with the exclusions (“Non-GAAP EPS”).

Performance Target:

$1.50 or more of Non-GAAP EPS if the Performance Period ends on December 31, 2018, and $0.10 or more of Non-GAAP EPS if the Performance Period ends on the last day of the Company’s last fiscal quarter ending after January 1, 2018, and before the date of a Change in Control.

Vesting Start Date:	[April 30, 2018]
Vesting Schedule:

Subject to the terms and conditions of the Agreement (including, without limitation, conditions requiring continued Service with the Company through the applicable date), if the Performance Measure equals or exceeds the Performance Target for the Performance Period, determined pursuant to written certification of the Committee as specified in Section 4.1 of the Restricted Stock Unit Agreement, the RSUs shall vest as follows:

100% of the RSUs shall vest on the third (3rd) anniversary of the Vesting Start Date (such anniversary, the “Scheduled Vesting Date”).

By electronically accepting the Award according to the instructions in the Participant’s E*TRADE account (pursuant to which the Participant received this Notice of Grant), the Participant agrees that the Award is governed by this Notice of Grant and by the provisions of the Plan and the Agreement, both of which are made a part of this document.

The Participant acknowledges that copies of the Plan, the Agreement, and the prospectus for the Plan are available via the Participant’s E*TRADE account.

The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

[FORM OF] NUVASIVE, INC.

EXECUTIVE RESTRICTED STOCK UNIT AGREEMENT

NuVasive, Inc. has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Unit Agreement is attached (together with the Grant Notice, this “Agreement”) an Award consisting of Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth in this Agreement.  The Award has been granted pursuant to the terms and conditions of the [2014 Equity Incentive Plan of NuVasive, Inc.][Ellipse Technologies, Inc. 2015 Incentive Award Plan] (the “Plan”), as amended from time-to-time, the provisions of which are incorporated herein by reference.  By electronically accepting the Award, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, this Agreement, the Plan and the prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares of Stock issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate (to the extent delegation is permitted under the Plan) in the event any questions arise (and/or interpretation may be required) regarding this Agreement or the Plan.

1.Definitions and Construction.

1.1Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the [Plan][2014 Equity Incentive Plan of NuVasive, Inc.].

(a)“Dividend Equivalent Units” mean additional Restricted Stock Units as may be credited pursuant to Section 3.3 of this Agreement.

(b)“RSUs” mean the Restricted Stock Units originally granted pursuant to the Award and any Dividend Equivalent Units credited pursuant to the Award, as each may be adjusted from time-to-time pursuant to [Section 4.4 (Adjustments for Changes in Capital Structure)][Article VIII (Adjustments for Changes in Common Stock and Certain Other Events)] or [Section 4.5 (Assumption or Substitution of Awards)][Section 4.4 (Substitute Awards)] of the Plan.

1.2Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.Administration.

2.1Committee Actions.  All questions of interpretation concerning this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Committee or its delegate.  All such determinations by the Committee or its delegate shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award.

2.2Express Authority Required.  Only individuals expressly designated by the Committee shall have the authority to act on behalf of the Committee with respect to certain of the matters, rights, obligations, modifications, or elections allocated to the Company herein (or in the Plan).

3.The Award.

3.1Grant of RSUs.  On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Total Number of RSUs set forth in the Grant Notice, subject to adjustment as provided in [Section 4.4 (Adjustments for Changes in Capital Structure)][Article VIII (Adjustments for Changes in Common Stock and Certain Other Events)] or [Section 4.5 (Assumption or Substitution of Awards)][Section 4.4 (Substitute Awards)] of the Plan.  Each RSU represents a conditional right to receive, subject and pursuant to the terms and conditions of the Plan and this Agreement, one (1) share of Stock.

3.2No Monetary Payment Required.  The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the RSUs or shares of Stock issued upon settlement of Vested RSUs (as defined in Section 4.1 of this Agreement), the consideration for which shall be the Participant rendering Service as provided in this Agreement to a Participating Company or for its benefit.

3.3Dividend Equivalent Units.  On the date that the Company pays a cash dividend to holders of Stock generally, if any, the Participant shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date, and (ii) the number of RSUs which have not been settled as of such date, by (b) the Fair Market Value per share of Stock on such date.  Any resulting fractional Dividend Equivalent Unit shall be rounded to the nearest whole number.  Any such additional Dividend Equivalent Units shall be subject to the same terms and conditions, and shall be settled or forfeited in the same manner and at the same time, as the RSUs with respect to which they have been credited.

4.Vesting; Forfeiture.

4.1Vesting of RSUs.  Provided that the Performance Measure equals or exceeds the Performance Target for the Performance Period and the Participant’s Service has not terminated prior to the applicable date, RSUs acquired pursuant to the Award shall become vested upon the earliest to occur of the following (such RSUs, when so vested, being referred to herein as “Vested RSUs”):

(a)the Scheduled Vesting Date (as provided in the Grant Notice);

(b)the Participant’s death;

(c)termination of the Participant’s Service due to Disability;

(d)immediately before any Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, elects not to assume or substitute for this Award; and

(e)termination of the Participant’s Service by the Company (or Company’s successor) without Cause (as defined below) after a Change in Control.

Any determination that the Performance Measure equals or exceeds the Performance Target for the Performance Period shall be certified by the Committee in writing no later than the February 28th that next follows the end of the Performance Period, provided, however, that if the Performance Period ends on the last day of the Company’s last fiscal quarter ending after January 1, 2018, and before the date of a Change in Control, the Committee shall make such determination and certification no later than the date immediately preceding the date of the Change in Control.

For purposes hereof, “Cause” shall mean the following: (A) the Participant’s repeated failure to satisfactorily perform the Participant’s job duties; (B) refusal or failure to follow the lawful directions of the Participant’s direct supervisor, the Company’s Chief Executive Officer or the Board, as applicable; (C) conviction of a crime involving moral turpitude; or (D) engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Participant with respect to the Participant’s obligations or otherwise relating to the business of the Company, its Affiliates or customers; except that if the Participant is a party to a Change in Control Agreement with the Company, the definition of “Cause” therein shall apply.  Notwithstanding the foregoing, following a Change in Control, any determination as to whether “Cause” exists under the terms of this Agreement shall be subject to de novo review by a court of competent jurisdiction.

4.2Leaves of Absence.

(a)Unless otherwise required by applicable law, the RSUs will cease vesting during a leave of absence.  If, however, Participant takes an approved medical, FMLA (or other statutorily protected leave), or military leave (each, an “Approved Leave”) and returns from such leave for at least thirty calendar days, then (i) Participant shall be treated as if the period of such Approved Leave had been a period of continuous Service with the Company or Affiliate, and (ii) such number of RSUs as would have vested pursuant to the vesting schedule set forth in the Grant Notice during such Approved Leave and the foregoing thirty calendar day-period shall be considered vested as of the end of such thirty calendar day-period (which shall be considered the Scheduled Vesting Date), and such Vested RSUs shall be settled in accordance with Section 5 of this Agreement.

(b)In the event the Participant takes a leave of absence other than an Approved Leave, the vesting of RSUs will be tolled during the period of such leave.  Upon return from such leave of absence, the RSUs shall again commence vesting but the period of such leave shall be respectively added to the vesting schedule set forth in the Grant Notice.

(c)In the event of Participant’s termination of Service during any leave of absence, then the RSUs shall expire in accordance with the provisions set forth in Section 4.4 below.

4.3Vesting of Dividend Equivalents Units.  Any Dividend Equivalent Units shall become vested (and also constitute “Vested RSUs”) at the same time as the RSUs with respect to which they have been credited.

4.4Forfeiture of RSUs That Are Not Vested RSUs Upon Termination of Service.  Except as otherwise provided in Section 4.1 above, any RSUs that are not Vested RSUs (“Unvested RSUs”) will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company upon Participant’s termination of Service.

5.Settlement of Vested RSUs.

5.1Distribution of Shares in Settlement of Vested RSUs.

(a)Subject to the terms and conditions of the Plan and this Agreement, shares of Stock shall be distributed to Participant (or Participant’s estate in the event of death) with respect to Participant’s Vested RSUs within thirty days following the Scheduled Vesting Date for such RSUs, except as otherwise provided in Section 6.3 or Section 9.1 of this Agreement (the “Settlement Date”).

(b)All distributions of shares of Stock with respect to Participant’s Vested RSUs shall be made by the Company in the form of whole shares.  In lieu of any fractional share of Stock, the Company shall make a cash payment to Participant equal to the Fair Market Value of such fractional share on the date the RSUs are settled as provided herein.  The Company shall not be required to issue fractional shares of Stock upon the settlement of Vested RSUs.

(c)Shares of Stock issued in settlement of Vested RSUs shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 5.3 of this Agreement or the Company’s Insider Trading Policy.

5.2Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares of Stock acquired by the Participant pursuant to the settlement of Vested RSUs with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice.  Except as provided by the foregoing, a certificate for the shares of Stock acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the name of the Participant’s estate.

5.3Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Stock upon settlement of Vested RSUs shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of Vested RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.Tax Withholding.

6.1In General.  By electronically accepting the Award (as provided in the Grant Notice), the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, including withholding of shares of Stock otherwise issuable to the Participant in settlement of Vested RSUs, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of RSUs or the issuance of shares of Stock in settlement of Vested RSUs.  The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company have been satisfied by the Participant.

6.2Withholding in Shares.  The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of Vested RSUs a number of whole shares of Stock having a Fair Market Value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates (and subsequently making a payment of Company cash equal to the amount of any such tax obligation to the respective tax authorities).

6.3Assignment of Sale Proceeds.  Subject to compliance with applicable law and the Company’s Insider Trading Policy, if permitted by the Company, the Participant may satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares of Stock being acquired upon settlement of Vested RSUs.  If the Settlement Date would occur on a date on which a sale of the shares of Stock by the Participant would violate the Insider Trading Policy of the Company, the Settlement Date for such Vested RSUs shall be deferred until the earlier of (a) the next day on which the sale of shares by the Participant would not violate the Insider Trading Policy, or (b) the 15th day of the third calendar month following calendar year of the Settlement Date.

7.Rights as a Stockholder, Director, Employee or Consultant.

7.1The Participant shall have no rights as a stockholder with respect to any shares of Stock which may be issued in settlement of Vested RSUs until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 3.3 of this Agreement and [Section 4.4 (Adjustments for Changes in Capital Structure)][Article VIII (Adjustments for Changes in Common Stock and Certain Other Events)] of the Plan.  If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

8.Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Stock acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

9.Compliance with Section 409A.

It is intended that the settlement of Vested RSUs as set forth in this Agreement qualify for exemption from, or comply with, the requirements of Section 409A, and any ambiguities herein will be interpreted to so qualify or comply.  Notwithstanding the foregoing, if it is determined that the RSUs fail to satisfy the requirements of the “short-term deferral” exemption and are otherwise Section 409A Deferred Compensation, it is intended that any payment or benefit which is made or provided pursuant to or in connection with this Award shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance.  In connection with effecting such compliance with Section 409A, the following shall apply:

9.1Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

9.2Other Changes in Time of Payment.  Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with the Section 409A Regulations.

9.3Amendments to Comply with Section 409A; Indemnification.  Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant.  The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

9.4Advice of Independent Tax Advisor.  The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award.  The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

10.Miscellaneous Provisions.

10.1Termination or Amendment.  The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may have a materially adverse effect on the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A.  No amendment or addition to this Agreement shall be effective unless in writing.

10.2Nontransferability of the Award.  Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any RSUs subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

10.3Repayment/Forfeiture.  By accepting this Award, the Participant specifically agrees that any and all payments or benefits the Participant or any other person may be entitled to receive under or as a result of this Award shall be immediately forfeited, and that the aggregate amount of any payments or benefits the Participant or any other person has received under or as a result of this Award (determined without regard to any taxes or other amounts withheld from such payments or benefits), shall be repaid to the Company within 30 days following written notice from the Company (or such shorter period as may be required by applicable law), (1) as the Company in its discretion determines may be required to comply with any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder or similar rules under the laws of any other jurisdiction, (2) to the extent provided pursuant to the Company’s Incentive Compensation Recoupment Policy, and (3) in the event the Committee or its delegate determines that the Participant has engaged in Prohibited Conduct (as defined below) at any time during the Recoupment Period (as defined below).  For purposes of this Section 10.3,

(a)“Prohibited Conduct” means (1) violation of the Company’s Code of Ethical Business Conduct, Insider Trading Policy, or any Proprietary Information, Inventions Agreement, Non-Compete Agreement (or similar agreement) signed by the Participant; (2) unethical behavior (such as, without limitation, fraud, dishonesty, or misrepresentation of product benefits); (3) engaging in Competition; (4) disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Company or its Affiliates any confidential information, trade secrets or other business sensitive information or material concerning the Company or its Affiliates, customers, suppliers or partners; (5) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Company or any of its Affiliates at any time within the 12 months prior to termination of Participant’s employment; (6) any action or statement by Participant and/or his or her representatives that either does or could reasonably be expected to disparage the Company, its Affiliates, or their officers, employees, or directors, or undermines, diminishes or otherwise damages the relationship between the Company or any of its Affiliates and any of their respective customers, potential customers, vendors and/or suppliers that were known to Participant; or (7) breach of any provision of any employment or severance agreement with the Company or any Affiliate.  Any determination of Prohibited Conduct shall be made by the Committee or its delegate in its sole discretion and shall be binding on all parties.  Notwithstanding anything contained herein to the contrary, Prohibited Conduct shall not include communication by Participant with any government agency, commission or regulator or participation by Participant in any investigation or proceeding that may be conducted by any government agency, commission or regulator, but only to the extent that such communication is required or permitted by law.

(b) “Competition” means, either during Participant’s employment with the Company or any of its Affiliates, or within 12 months following termination of such employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to a competitor of the Company, including but not limited to the DePuy Synthes division of Johnson & Johnson, Stryker Corporation, Globus Medical, Inc., Medtronic, Inc., K2M Holdings, Inc., Zimmer Biomet Holdings, Inc., Alphatec Holdings, Inc. or any subsidiary or Affiliate of the foregoing (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Participant has been introduced to trade secrets, confidential information or business sensitive information during Participant’s employment with the Company or any of its Affiliates and such information would aid the Competitor because the threat of disclosure of such information is so great that it must be assumed that such disclosure would occur.

(c)“Recoupment Period” means the period beginning on the Date of Grant and ending on the date that is 12 months after the date on which the Participant or any other person received any payment or benefit pursuant to this Award, provided, however, that if the Prohibited Conduct resulted in the Participant or any other person receiving any payment or benefit pursuant to this Award in excess of the payment or benefit that would have been received absent such Prohibited Conduct, the Recoupment Period shall end on the date that is 36 months after the date on which such payment or benefit was received.

10.4Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.  If all or any part of any section or clause of this Agreement is determined to be invalid or unenforceable in any respect or to any degree, that section or clause shall be interpreted and enforced to the maximum extent allowed by law and shall not invalidate or impact any other sections and/or clauses that remain.

10.6Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 10.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 10.6(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 10.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 10.6(a), but has nevertheless knowingly and voluntarily chosen to do so by electronically accepting the Award (as provided in the Grant Notice).

10.7Integrated Agreement.  This Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of this Agreement and the Plan shall survive any settlement of Vested RSUs and shall remain in full force and effect.

10.8Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

10.9Terms and Conditions Subject to Change in the Event the Participant Transfers Outside of the United States.  Should the Participant transfer his or her residence and/or employment with the Company to another country, the Company, in its sole discretion, shall determine whether application of certain additional and/or supplemental terms and conditions is necessary or advisable in order to comply with respective laws, rules and regulations or to facilitate the operation and administration of the Award and the Plan.  In all circumstances, the Company will provide the Participant with its ordinary-course terms and conditions for such country(ies) in the form of an amendment and/or addendum, which shall thereafter be part of this Agreement.